Exhibit 99.2

UNILIFE CORPORATION

ARBN 141 042 757

Appendix 4D – Half Year Report

Six months ended 31 December 2015

Results for announcement to the market

UNILIFE CORPORATION HIGHLIGHTS

Results for Announcement to the Market

				Six Months Ended 31 December 2015 US$000’s	Six Months Ended 31 December 2014 US$000’s
Revenues from ordinary activities	Up	13.3%	to	7,686	6,783
Profit (loss) from ordinary activities after tax attributable to members	Up	23.1%	to	(51,287)	(41,649)
Net profit (loss) for the period attributable to members	Up	23.1%	to	(51,287)	(41,649)

Common Stock/CDI Dividends (distribution)	Amount per security	Franked amount per security
Final dividend	N/A	N/A
Interim dividend	N/A	N/A
Total	N/A	N/A
Record date for determining entitlements to the dividend		N/A

Results of Operations

Revenues increased from US$6.8 million during the six months ended 31 December 2014 to US$7.7 million during the six months ended 31 December 2015. This increase was primarily attributable to additional revenue related to development activities for various customers.

Net loss increased from US$41.6 million during the six months ended 31 December 2014 to US$51.3 million during the six months ended 31 December 2015. The increase in net loss is primarily attributable to an increase in research and development cost and the change in fair value of financial instruments.

Basis of the Preparation of the Half Year Report

The half year report has been prepared in accordance with ASX Listing Rule 4.2A.3 and the disclosure requirements of ASX Appendix 4D.

The half year report has been prepared in accordance with accounting principles generally accepted in the United States of America.

The Board of Directors does not recommend that a dividend on Common Stock/CDI relating to the six months ended 31 December 2015 be paid. As such, there is no applicable record date.

Net Tangible Assets per Security

	31 December 2015	31 December 2014
Net tangible assets per share	US($0.38)	US($0.26)
Net tangible assets per CDI	A($0.06)	A($0.04)

ALAN SHORTALL

Chairman and Chief Executive Officer

Date: 10 February 2016

Half Year Report to 31 December 2015

Unilife Corporation ARBN 141 042 757

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